ISSUER FREE WRITING PROSPECTUS NO. 1435AB Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated January 31, 2012 Deutsche Bank AG Buffered Return Optimization Securities

Linked to the iShares® MSCI Emerging Markets Index Fund due on or about February 28, 2014

Investment Description

Buffered Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “Fund”). If the Final Fund Price is greater than the Initial Fund Price, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to 2.00 (the “Multiplier”) times the Fund Return, up to the Maximum Gain of between 22.00% and 27.00% (the actual Maximum Gain will be determined on the Trade Date). If the Final Fund Price is equal to or below the Initial Fund Price, but its percentage decline is equal to or less than the Buffer Amount of 15.00%, the Issuer will repay the full Face Amount at maturity. However, if the Final Fund Price is below the Initial Fund Price and its percentage decline is more than the Buffer Amount, the Issuer will repay less than the full Face Amount, resulting in a loss per $10 Security that is equal to the percentage decline in the Fund in excess of the Buffer Amount. Investing in the Securities involves significant risks. You may lose up to 85.00% of the Face Amount per Security. You will not receive dividends or other distributions paid on the Fund. Downside market exposure to the Fund is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Face Amount at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire initial investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive Fund Return up to the Maximum Gain. In this case, the Issuer will repay the Face Amount and pay a return equal to the Multiplier times the Fund Return, up to the Maximum Gain of between 22.00% and 27.00% (the actual Maximum Gain will be determined on the Trade Date). If the Final Fund Price is below the Initial Fund Price, investors will be exposed to any decline in the Fund in excess of the Buffer Amount at maturity.

❑

Buffered Downside Market Exposure: If you hold the Securities to maturity and the Fund Return is zero or negative but the percentage decline of the Final Fund Price below the Initial Fund Price is equal to or less than the Buffer Amount, the Issuer will repay the Face Amount. However, if the Final Fund Price is below the Initial Fund Price and its percentage decline is greater than the Buffer Amount, the Issuer will pay you less than the Face Amount, resulting in a loss per $10 Security that is equal to the percentage decline in the Fund in excess of the Buffer Amount. You may lose up to 85% of the Face Amount per Security. Downside market exposure to the Fund is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Face Amount, is subject to the creditworthiness of the Issuer.

Key Dates†

Trade Date	February 24, 2012

Settlement Date	February 29, 2012

Final Valuation Date††	February 24, 2014

Maturity Date††	February 28, 2014

†	Expected.
††	See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND, SUBJECT TO THE BUFFER AMOUNT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 85% OF THE FACE AMOUNT OF THE SECURITIES.

Security Offerings

We are offering Buffered Return Optimization Securities linked to the performance of the iShares® MSCI Emerging Markets Index Fund. The return on the Securities is subject to, and limited by, the Maximum Gain. The Maximum Gain and the Initial Fund Price will be determined on the Trade Date. The Securities are our unsubordinated and unsecured debt obligations and are offered for a minimum investment of 100 Securities at the price to public described below.

Fund	Multiplier	Maximum Gain	Initial Fund Price	Buffer Amount	CUSIP/ISIN
iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)	2.00	22.00% to 27.00%		15.00%	25154V706 / US25154V7064

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in underlying supplement No. 1 dated September 29, 2009, product supplement AB dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009, as modified and supplemented by this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the underlying supplement, the accompanying prospectus, the prospectus supplement and product supplement AB. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.20	$9.80
Total	$	$	$
(1)With

respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $9.80 per Security and will not receive a sales commission. For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with the underlying supplement No. 1 dated September 29, 2009, product supplement AB dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

♦	Product supplement AB dated March 1, 2011:

http://www.sec.gov/Archives/edgar/data/1159508/000119312511052573/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Buffered Return Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Buffered Return Optimization Securities,” “Initial Fund Price,” “Final Fund Price” and “Closing Price” in this free writing prospectus shall be deemed to refer to “Return Optimization Securities,” “Initial Fund Level,” “Final Fund Level” and “Closing Level,” respectively, as defined in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this free writing prospectus and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:

♦

You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that has similar downside market risk as an investment in the Fund, subject to the Buffer Amount.

♦

You believe that the price of the Fund will increase over the term of the Securities and are willing to give up any appreciation in excess of the Maximum Gain of between 22.00% and 27.00% (the actual Maximum Gain will be determined on the Trade Date).

♦

You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be determined on the Trade Date).

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦	You do not seek current income from this investment and are willing to forgo dividends or other distributions paid on the Fund.

♦	You are willing to hold the Securities to maturity, which have a term of 2 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you.

The Securities may not be suitable for you if, among other considerations:

♦	You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦	You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that has similar downside market risk as an investment in the Fund, subject to the Buffer Amount.

♦

You believe that the price of the Fund will decline during the term of the Securities and the Final Fund Price is likely to have declined below the Initial Fund Price by a percentage that is greater than the Buffer Amount, or you believe the Fund will appreciate over the term of the Securities by more than the Maximum Gain.

♦

You seek an investment that participates in the full appreciation in the price of the Fund or that has unlimited return potential, or you would be unwilling to invest in the Securities if the Maximum Gain was set equal to the bottom of the range of between 22.00% and 27.00% (the actual Maximum Gain will be determined on the Trade Date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the Fund.

♦	You are unable or unwilling to hold the Securities to maturity, which have a term of 2 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Indicative Terms

Issue Price	$10.00 per Security for brokerage account investors; $9.80 per Security for certain advisory account investors (both subject to a minimum purchase of 100 Securities)

Face Amount	$10.00 per Security. The Payment at Maturity will be based on the Face Amount.

Term	2 years

Trade Date[1]	February 24, 2012

Settlement Date[1]	February 29, 2012

Final Valuation Date[1,2]	February 24, 2014

Maturity Date[1,3]	February 28, 2014

Fund	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)

Multiplier	2.00

Maximum Gain	22.00% to 27.00%. The actual Maximum Gain will be determined on the Trade Date.

Buffer Amount	15.00%

Payment at Maturity (per $10.00 Security)

If the Fund Return is positive, Deutsche Bank AG will pay you a cash payment per Security that provides you with the Face Amount of $10.00 per Security plus a return equal to the Fund Return multiplied by 2.00, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Fund Return x Multiplier and (ii) Maximum Gain)

If the Fund Return is zero or negative and the percentage decline from the Initial Fund Price to the Final Fund Price is equal to or less than the Buffer Amount, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Security.

If the Fund Return is negative and the percentage decline from the Initial Fund Price to the Final Fund Price is greater than the Buffer Amount, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per Security, resulting in a loss per $10 Security that is equal to the percentage decline in the Fund in excess of the Buffer Amount, calculated as follows:

$10.00 + [$10.00 x (Fund Return + Buffer Amount)]

In this scenario, you will lose 1.00% of the Face Amount for every 1.00% the Final Fund Price has declined below the Initial Fund Price in excess of the Buffer Amount and you will lose up to 85% of the Face Amount.

Fund Return	Final Fund Price – Initial Fund Price Initial Fund Price

Closing Price	On any scheduled trading day, the last reported sale price of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

Initial Fund Price	The Closing Price of one share of the Fund on the Trade Date

Final Fund Price	The Closing Price of one share of the Fund on the Final Valuation Date

Share Adjustment Factor	Initially 1.0 for the Fund, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 85% OF THE FACE AMOUNT OF THE SECURITIES. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE FACE AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

[1]

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the Securities remains the same.

[2]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[3]

Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement AB. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦

Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily repay the full Face Amount at maturity. The return on the Securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative and if the Fund Return is negative, whether the Final Fund Price has declined below the Initial Fund Price by a percentage greater than the Buffer Amount. If the Final Fund Price has declined below the Initial Fund Price by a percentage greater than the Buffer Amount, Deutsche Bank AG will pay you less per Security than the full Face Amount at maturity, resulting in a loss per $10 Security that is equal to the percentage decline in the Fund in excess of the Buffer Amount. Accordingly, you may lose up to 85% of the Face Amount of the Securities if the Final Fund Price has declined from the Initial Fund Price by a percentage greater than the Buffer Amount.

♦

Downside Market Exposure to the Fund is Buffered Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the percentage decline in the price of the Fund at such time is not greater than the Buffer Amount.

♦

The Multiplier Only Applies if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Multiplier or the Securities themselves and may be less than the Fund’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and receive the Maximum Gain on the Securities from the Issuer only if you hold the Securities to maturity.

♦

Capped Appreciation Potential — If the Fund Return is positive, you will be entitled to receive at maturity only the Face Amount plus an amount equal to the lesser of (i) the Fund Return times the Multiplier and (ii) the Maximum Gain of between 22.00% and 27.00%. The actual Maximum Gain will be determined on the Trade Date. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the price of the Fund, which may be significant. Accordingly, the maximum Payment at Maturity will be between $12.20 and $12.70 per $10.00 Security. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Fund.

♦	No Coupon Payments — Deutsche Bank AG will not pay you coupons on the Securities.

♦

Risks Related to the Credit of the Issuer — The Securities are unsubordinated and unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of the Face Amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦

Investing in the Securities Is Not the Same as Investing in the Fund or Component Stocks Held by the Fund — The return on your Securities may not reflect the return you would realize if you invested directly in the Fund or component stocks held by the Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of shares of the Fund or holders of component stocks held by the Fund would have.

♦

No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund would have.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The market prices of the Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

♦

Adjustments of the Fund or the Index Underlying the Fund Could Adversely Affect the Value of the Securities — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of its underlying index (the MSCI Emerging Markets Index). The component stocks included in the underlying index are selected by MSCI Inc. (“MSCI”). The underlying index is calculated and published by MSCI. MSCI can add, delete or substitute the component stocks underlying the index, which could change the value of the underlying index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the component stocks held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component stocks held by the Fund, which could cause the price of the Fund shares to decline.

♦

The Fund and its Underlying Index Are Different — The performance of the Fund may not exactly replicate the performance of its underlying index because the Fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the underlying index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the underlying index and in managing cash flows.

♦

The Anti-dilution Protection is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦

The Securities May Be Subject to Non-U.S. Securities Markets Risk — The Fund holds component stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of stocks issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Stock prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦

Emerging Markets Countries Often Suffer from Political and Economic Instability — The value of the Securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Fund. The component stocks held by the Fund include stocks of companies that are located in emerging market countries and stocks that trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value of your Securities and the Payment at Maturity.

♦

Currency Exchange Risk — Because the Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the Fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies of the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Fund, and have an adverse impact on the value of your Securities and the Payment at Maturity.

♦

There is No Affiliation Between the Fund and Us, and We Are Not Responsible for Any Disclosure by the Fund — We are not affiliated with the Fund or the issuers of the component stocks held by the Fund or underlying its tracked index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component stocks held by the Fund or underlying its tracked index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component stocks held by the Fund or underlying its tracked index or any of the issuers of the component stocks held by the Fund or underlying its tracked index. You, as an investor in the Securities, should make your own investigation into the component stocks held by the Fund or underlying its tracked index and the issuers of the component stocks held by the Fund or underlying its tracked index. Neither the Fund nor any of the issuers of the component stocks held by the Fund or underlying its tracked index is involved in this offering in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Fund nor any of the issuers of the component stocks held by the Fund or underlying its tracked index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

Past Performance of the Fund, its Underlying Index or the Component Stocks Held By the Fund is No Guide to Future Performance — The actual performance of the Fund, its underlying index or of the component stocks held by the Fund over the life of the Securities may bear little relation to the historical prices of the Fund, its underlying index or the component stocks held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Fund, its underlying index or the component stocks held by the Fund.

♦

The Securities Have Certain Built-In Costs — While the Payment at Maturity described in this free writing prospectus is based on the Face Amount, the Issue Price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and the agents’ commission applicable to brokerage account investors. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

♦

Price Prior to Maturity Is Affected by Many Factors — The market price for the Securities will be affected by many unpredictable and interrelated factors, including the expected volatility of the Fund; the time to maturity of the Securities; the market prices and dividend rates on the component stocks held by the Fund; interest rates and yields in the market generally and in the markets of the component stocks held by the Fund; geopolitical conditions; a variety of economic, financial, political, regulatory or judicial events; the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the component stocks held by the Fund are denominated; supply and demand for the Securities; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Fund, or the component stocks held by the Fund, and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund, or the component stocks held by the Fund, may adversely affect the market price of the Fund and, therefore, the value of the Securities.

♦

Trading and Other Transactions By Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates may hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the Securities.

♦

We and Our Affiliates or UBS AG and Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding The Securities. Any Such Research, Opinions or Recommendations Could Affect the Fund Return to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund to which the Securities are linked.

♦

Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks held by the Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Fund Return and Payment at Maturity based on observed prices of the Fund in the market. The calculation agent can postpone the determination of the Fund Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date.

♦

The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, the Securities could be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the Securities.

As described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a hypothetical range of performance for the Fund from -100.00% to +100.00%, reflect the Multiplier of 2.00 and the Buffer Amount of 15.00%, and assume a Maximum Gain of 24.50% (the midpoint of the Maximum Gain range of 22.00% to 27.00%) and an Initial Fund Price of $42.00. The actual Maximum Gain and Initial Fund Price will be determined on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Fund Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Fund Price	Fund Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 Issue Price (%)(1)	Return at Maturity per $9.80 Issue Price (%)(2)
$84.00	100.00%	$12.45	24.50%	27.04%
$79.80	90.00%	$12.45	24.50%	27.04%
$75.60	80.00%	$12.45	24.50%	27.04%
$71.40	70.00%	$12.45	24.50%	27.04%
$67.20	60.00%	$12.45	24.50%	27.04%
$63.00	50.00%	$12.45	24.50%	27.04%
$58.80	40.00%	$12.45	24.50%	27.04%
$54.60	30.00%	$12.45	24.50%	27.04%
$50.40	20.00%	$12.45	24.50%	27.04%
$47.15	12.25%	$12.45	24.50%	27.04%
$44.10	5.00%	$11.00	10.00%	12.24%
$42.00	0.00%	$10.00	0.00%	2.04%
$39.90	-5.00%	$10.00	0.00%	2.04%
$37.80	-10.00%	$10.00	0.00%	2.04%
$35.70	-15.00%	$10.00	0.00%	2.04%
$33.60	-20.00%	$9.50	-5.00%	-3.06%
$29.40	-30.00%	$8.50	-15.00%	-13.27%
$25.20	-40.00%	$7.50	-25.00%	-23.47%
$21.00	-50.00%	$6.50	-35.00%	-33.67%
$16.80	-60.00%	$5.50	-45.00%	-43.88%
$12.60	-70.00%	$4.50	-55.00%	-54.08%
$8.40	-80.00%	$3.50	-65.00%	-64.29%
$4.20	-90.00%	$2.50	-75.00%	-74.49%
$0.00	-100.00%	$1.50	-85.00%	-84.69%

(1)	This “Return at Maturity” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Face Amount to the Issue Price of $10 per Security for all brokerage account investors.
(2)	This “Return at Maturity” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Face Amount to the Issue Price of $9.80 per Security, which is the Issue Price for investors in certain fee-based advisory accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Example 1 — The price of the Fund increases by 40.00% from the Initial Fund Price of $42.00 to the Final Fund Price of $58.80. Because 2.00 times the Fund Return of 40.00% is greater than the Maximum Gain of 24.50%, Deutsche Bank AG will pay you the Face Amount plus a return equal to the Maximum Gain of 24.50%, resulting in a Payment at Maturity of $12.45 per $10.00 Security (a return of 24.50% for brokerage account investors and 27.04% for advisory account investors), calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

$10.00 + ($10.00 × 24.50%) = $12.45

Example 2 — The price of the Fund increases by 5.00% from the Initial Fund Price of $42.00 to the Final Fund Price of $44.10. Because 2.00 times the Fund Return of 5.00% is less than the Maximum Gain of 24.50%, Deutsche Bank AG will pay you the Face Amount plus a return equal to 10.00%, resulting in a Payment at Maturity of $11.00 per $10.00 Security (a return of 10.00% for brokerage account investors and 12.24% for advisory account investors), calculated as follows:

$10.00 + ($10.00 × Fund Return x Multiplier)

$10.00 + ($10.00 × 5.00% x 2.00) = $11.00

Example 3 — The price of the Fund decreases by 10.00% from the Initial Fund Price of $42.00 to the Final Fund Price of $37.80. Because the Fund Return is negative, and the Fund’s percentage decline is not greater than the Buffer Amount of 15.00%, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Security (a return of 0.00% for brokerage account investors and 2.04% for advisory account investors).

Example 4 — The price of the Fund decreases by 40.00% from the Initial Fund Price of $42.00 to the Final Fund Price of $25.20. Because the Fund Return is negative and the Fund’s percentage decline exceeds the Buffer Amount of 15.00%, Deutsche Bank AG will pay you less per Security than the full Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% the Final Fund Price has declined below the Initial Fund Price in excess of the Buffer Amount. Accordingly, you will receive a Payment at Maturity of $7.50 per $10.00 Security (a return of -25.00% for brokerage account investors and -23.47% for advisory account investors), calculated as follows:

$10.00 + [$10.00 × (Fund Return + Buffer Amount)]

$10.00 + [$10.00 × (-40.00% + 15.00%)] = $7.50

If the Final Fund Price has declined below the Initial Fund Price by a percentage that is greater than the Buffer Amount, you will be exposed to a negative return on your investment, resulting in a loss per $10 Security that is equal to the percentage decline in the Fund in excess of the Buffer Amount, and you may lose up to 85% of the Face Amount.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund (the “Fund”) is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the Fund. The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1 dated September 29, 2009.

The graph below illustrates the performance of the iShares® MSCI Emerging Markets Index Fund from January 26, 2007 to January 26, 2012. The historical prices of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance and no assurance can be given as to the Final Fund Price or any future closing price of the iShares® MSCI Emerging Markets Index Fund. We cannot give you assurance that the performance of the iShares® MSCI Emerging Markets Index Fund will result in the return of any of the Face Amount in excess of the Buffer Amount.

The closing price of the iShares® MSCI Emerging Markets Index Fund on January 26, 2012 was $42.14.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the Securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange, and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code (“the Code”). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the face amount of your Securities in shares of the Fund and sold those shares for their fair market value on the date your Securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover for distribution of the Securities to brokerage accounts. The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $9.80 per Security and will not receive a sales commission. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.